Exhibit 4.10

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of Carrols Restaurant Group, Inc.'s ("we", "us", "our" or the "Company") amended and restated certificate of incorporation and amended and restated bylaws, as amended, and of specific provisions of Delaware law. The following description is intended as a summary only and is qualified in its entirety by reference to the our amended and restated certificate of incorporation, our amended and restated bylaws, as amended, and the Delaware General Corporation Law, or “DGCL.”
Authorized Capitalization
Our authorized capital stock consists of (i) 100,000,000 shares of common stock, par value $0.01 per share, and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
Voting Rights. Holders of common stock are entitled to one vote per share on all matters submitted for a vote by the common stockholders, except as otherwise required by law and subject to the rights of any preferred stock we may issue in the future. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of more than 50% of the shares of common stock can, if they choose to do so, elect all the directors to be elected by our common stockholders to each remove and replace one director. In such event, the holders of the remaining shares of common stock will not be able to elect any directors.
Dividend Rights. Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on any outstanding preferred stock ranking prior to the common stock as to the payment of dividends. In addition, we are a holding company and conduct all of our operations through our direct and indirect subsidiaries. As a result, for us to pay dividends, we need to rely on dividends or distributions to us from our direct and indirect subsidiaries. Our senior credit facility and debt instruments that we and our subsidiaries may enter into in the future may limit, our ability to pay dividends to our stockholders.
Liquidation Rights. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for the distribution to the common stockholders after payment of, or provision for, all of our liabilities and amounts due in respect of any outstanding preferred stock ranking prior to the common stock with respect to distributions under such circumstances.
Other Matters. Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.
Preferred Stock
Our amended and restated certificate of incorporation will authorize our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance at the discretion of our board of directors without further action by our stockholders. Our board of directors will be able to determine, with respect to any series of preferred stock, the terms and rights of that series including:
• the designation of the series;
• the number of shares of the series;
• whether dividends, if any, will be cumulative or non-cumulative and the dividend rate, if any, of the series;

• the dates at which dividends, if any, will be payable;
• the redemption rights and price or prices, if any, for shares of the series;
• the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
• the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;
• whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates and provisions for any adjustments to such prices or rates, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
• the ranking of such series with respect to dividends and amounts payable on our liquidation, dissolution or winding-up, which may include provisions that such series will rank senior to our common stock with respect to dividends and those distributions;
• restrictions on the issuance of shares of the same series or any other class or series; and
• voting rights, if any, of the holders of the series.
Such rights, privileges, preferences, powers, qualifications, limitations and restrictions will be set forth in a certificate of designations adopted by our board of directors and filed with the Secretary of State of the State of Delaware, whereupon it will become part of our Amended and Restated Certificate of Incorporation.
To the extent that applicable law or the applicable certificate of designations provides that holders of shares of a series of preferred stock are entitled to voting rights, each holder shall be entitled to vote ratably (relative to each other such holder) on all matters submitted to a vote of such holders. Each holder may exercise such vote either in person or by proxy.
Subject to preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of shares of a series of preferred stock shall be entitled to receive ratably (relative to each other such holder) such dividends, if any, as may be declared from time to time in respect of shares of such series by our board of directors out of funds (including cash, securities and other property) legally available therefor. Subject to the prior rights of creditors and to preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of shares of a series of preferred stock are entitled to receive ratably (relative to each other such holder) our assets (including cash, securities and other property) distributed upon a liquidation, dissolution or winding up.
The issuance of preferred stock could adversely affect, among other things, the voting power of holders of common stock and the likelihood that stockholders will receive dividend payments and payments upon our liquidation, dissolution or winding up. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control. See “- Authorized but Unissued Capital Stock” below.
Series B Convertible Preferred Stock
On May 30, 2012, the Company and Carrols LLC purchased 278 Burger King restaurants. As part of the consideration paid to Burger King Corporation ("BKC"), the Company issued 100 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock” and such shares the “Series A Shares”).
On November 30, 2018, the Company entered into a Preferred Stock Exchange Agreement (the “BKC Exchange Agreement”) with BKC. Pursuant to the terms of the BKC Exchange Agreement, BKC exchanged (the “Exchange”) the 100 Series A Shares for 100 shares of Series B Convertible Preferred Stock, par value

$0.01 per share, of the Company (the “Series B Preferred Stock" and such shares of Series B Preferred Stock, the “Series B Shares”). The powers, preferences and rights of the Series B Shares are substantially similar to those of the Series A Shares (including, without limitation, that the Series B Shares are convertible into the same number of shares of the Company's common stock on an as-converted basis as the Series A Shares), except that the Series B Shares may be transferred by BKC to certain other entities that are both affiliates of BKC and either Restaurant Brands International Inc. ("RBI") or RBI LP, each an indirect parent of BKC (such affiliates of BKC and RBI or RBI LP, the “RBI Investors”) without the termination of the Rights (as defined below) that were previously granted solely to BKC pursuant to the Certificate of Designation of the Series A Preferred Stock.
On November 30, 2018, in connection with the Exchange, the Company (i) upon issuance of 100 shares of Series B Preferred Stock to BKC pursuant to a Certificate of Designation of Series B Preferred Stock, dated as of November 30, 2018 (the “Series B Certificate of Designations”) and (ii) upon receipt of the 100 Series A Shares, which constituted all of the shares of Series A Preferred Stock outstanding, retired the Series A Preferred Stock by filing a Certificate of Retirement of Series A Convertible Preferred Stock of the Company (the “Series A Certificate of Retirement”) with the Secretary of State of Delaware as part of the Company's Certificate of Incorporation, in accordance with the DGCL. The Series A Certificate of Retirement permanently retired the Series A Preferred Stock and eliminated all references to the Series A Preferred Stock from the Company's Certificate of Incorporation.
Each of the Series B Shares is convertible into 94,145.80 shares of the Company's common stock, or an aggregate of 9,414,580 shares of the Company's common stock (the “Series B Conversion Shares”) on an as-converted basis, after giving effect to the conversion of the Series B Preferred Stock (which is the exact same number of shares of the Company's common stock that the Series A Shares were convertible into).
The Series B Certificate of Designations provides that the RBI Investors will have certain rights (collectively the “BKC Rights”) including approval rights, so long as they collectively own greater than 10% of the outstanding shares of the Company's common stock (on an as-converted basis) with regards to, among other things: (a) modifying the Company's organizational documents; (b) amending the size of the Company's Board of Directors; (c) authorizing or consummating any liquidation event (as defined in the Series B Certificate of Designations), except as permitted pursuant to the amended operating agreement; (d) engaging in any business other than the acquisition and operation of Burger King restaurants, except following a bankruptcy filing, reorganization or insolvency proceeding by or against BKC or RBI, which filing has not been dismissed within 60 days; and (e) issuing, in any single transaction or series of related transactions, shares of the Company's common stock in an amount exceeding 35% of the total number of shares of the Company's common stock outstanding immediately prior to the time of such issuance. The Series B Preferred Stock votes with the Company's common stock on an as-converted basis and will provide for the right of the RBI Investors to elect two members of the Company's Board of Directors as Class B members until the until the date on which the number of shares of the Company's common stock into which the outstanding shares of Series B Preferred Stock held by the RBI Investors are then convertible constitutes less than 11.5% of the total number of outstanding shares of the Company's common stock (the “Class B Director Step-Down Date”). From the Class B Director Step-Down Date to the date on which the number of shares of the Company's common stock into which the outstanding shares of Series B Preferred Stock held by the RBI Investors are then convertible constitute less than 7.5% of the total number of outstanding shares of the Company's common stock, the RBI Investors will have the right to elect one member to the Company's Board of Directors as a Class B member. The Series B Preferred Stock will rank senior to the Company's common stock with respect to rights on liquidation, winding-up and dissolution of the Company. The Series B Preferred Stock will receive dividends and amounts upon a liquidation event (as defined in the Series B Certificate of Designations) on an as converted basis.
Series B Convertible Preferred Stock Registration Rights
In May 2012 the Company and BKC entered into a registration rights agreement (the “BKC Registration Rights Agreement”), pursuant to which the Company agreed to file one shelf registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), covering the resale of at least 30% of the conversion shares as promptly as possible upon written request of BKC at any time after the 36-month anniversary of the closing of the acquisition. The BKC Registration Rights Agreement also provides that BKC may make up to three demands to register for the resale of at least 33.3% of the conversion shares held by BKC under the Securities Act on the date of the closing of the acquisition upon the written request by BKC at any time following the 30-month anniversary of the closing of the acquisition. The BKC Registration Rights Agreement also provides that whenever the Company registers shares of the Company's common stock under the Securities Act (other than on a Form S-4 or Form S-8), BKC has the right as specified therein to register its conversion shares as part of that registration, provided, however, that such registration rights are subject to the rights of the managing underwriters, if any, to reduce or exclude certain conversion shares owned by BKC from an underwritten registration (and subject to certain rights of certain persons, including members of the Company's management that have piggyback registration rights). Except as otherwise provided in the BKC Registration Rights Agreement, the BKC Registration Rights Agreement requires us to pay for all costs and expenses, other than underwriting discounts, commissions and underwriters’ counsel fees, incurred in connection with the registration of the Company's common stock, stock transfer taxes and the expenses of BKC’s legal counsel in connection with the sale of the conversion shares, provided that the Company will pay the reasonable fees and expenses of one counsel for BKC up to $50,000 in the aggregate for any registration thereunder, subject to the limitations set forth therein. The Company also agreed to indemnify BKC against certain liabilities, including liabilities under the Securities Act. The Company has also agreed, to the extent a shelf registration is effective, to file up to two prospectus supplements in connection with a block sale or non-marketed underwritten offering by BKC of the Company's common stock held by BKC and pay one half of the accounting and printing fees related thereto to the extent such sale or offering is for a sales price of no less than 90% of the average closing price of the Company's common stock for the five trading days ending immediately prior to such sale or offering and is not less than 300,000 shares of the Company's common stock.
The Exchange Agreement provides that the Company's common stock, issuable to BKC and the RBI Investors upon the conversion of the Series B Shares are to be included as “Registrable Securities,” as defined in the BKC Registration Rights Agreement.
Description of the Series C Preferred Stock
In connection with the closing of the acquisition (the "Cambridge Acquisition") of 165 Burger King® restaurants, 55 Popeyes® restaurants, six convenience stores and certain real property from Cambridge Franchise Holdings, LLC ("Cambridge Holdings") in 2019, on April 30, 2019, the Company issued to Cambridge Holdings, 10,000 shares of Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock") pursuant to a Certificate of Designations of the Series C Preferred Stock which was filed with the Delaware Secretary of State. The 10,000 shares of Series C Preferred Stock were converted into 7,450,402 shares of the Company's common stock upon approval of such conversion at the Company's 2019 Annual Meeting of Stockholders on August 29, 2019.
Description of the Cambridge Registration Rights and Stockholders’ Agreement
Simultaneously with the closing of the Cambridge Acquisition, the Company and Cambridge Holdings entered into the Registration Rights and Stockholders’ Agreement (the "Cambridge Registration Rights and Stockholders' Agreement") dated as of April 30, 2019 pursuant to which the Company agreed to file one shelf registration statement on Form S-3 covering the resale of at least 30% of the shares of our common stock held by Cambridge Holdings by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger consolidation or other reorganization (collectively, the “Cambridge Registrable Shares”) upon written request of Cambridge Holdings at any time after the 24-month anniversary of the closing of the Cambridge Acquisition. The Cambridge Registration Rights and Stockholders’ Agreement also provides that Cambridge Holdings may make up to three demands to register, in connection with an underwritten public offering of the Cambridge Registrable Shares, for the resale of at least 33.3% of the Cambridge Registrable Shares held by Cambridge Holdings at the time of such demand upon the written request by Cambridge Holdings at any time following the 24th month anniversary of the closing of the Cambridge Acquisition. The Cambridge Registration Rights and Stockholders’ Agreement also provides that whenever we register shares of our common stock under the Securities Act (other than on a Form S-4 or Form S-8), then Cambridge Holdings will have the right as specified therein to register its shares of our common stock as part of that registration. The registration rights under the Cambridge Registration Rights and Stockholders’ Agreement are subject to the rights of the managing underwriters, if any, to reduce or exclude certain shares owned by Cambridge Holdings from an underwritten registration and the rights of RBI Investors pursuant to a the BKC Registration Rights Agreement (subject to certain rights of certain persons, including members of current and former management of the Company that have piggyback registration rights). Except as otherwise provided, the Cambridge Registration Rights and Stockholders’ Agreement requires the Company to pay for all costs and expenses, other than underwriting discounts, commissions and underwriters’ counsel fees, incurred in connection with the registration of our common stock, stock transfer taxes and the expenses of Cambridge Holdings’ legal counsel in connection with the sale of the Cambridge Registrable Shares, provided that the Company will pay the reasonable fees and expenses of one counsel for Cambridge Holdings up to $50,000 in the aggregate for any registration thereunder, subject to the limitations set forth therein. The Company will also agree to indemnify Cambridge Holdings against certain liabilities, including liabilities under the Securities Act.
For the period that is two years after the date of the Cambridge Registration Rights and Stockholders’ Agreement, Cambridge Holdings may not, without the approval of a majority of the directors of the Company other than the Cambridge Investor Directors, directly or indirectly transfer any shares of our common stock held by Cambridge Holdings provided that such transfer restriction will not apply to (i) any transfer of shares of our common stock held by Cambridge Holdings yielding up to $6.0 million in gross aggregate proceeds, and (ii) transfers to Permitted Affiliates (as defined in the Cambridge Registration Rights and Stockholders' Agreement).
Until the date that Cambridge Holdings and the Permitted Affiliates hold shares of our common stock and together with shares of our common stock issuable upon the conversion of the Series C Preferred Stock, which were issued on August 29, 2019 (the “Conversion Common Stock”) constituting less than 14.5% of the total number of outstanding shares of our common stock (the “Cambridge Director Step-Down Date”), Cambridge Holdings has the right to nominate two individuals as director nominees of our board of directors (each a “Cambridge Investor Director”) and the board of directors will take all necessary action to support the election and appointment of such director nominees as directors of the board of directors. From the Cambridge Director Step-Down Date to the date that Cambridge Holdings and the Permitted Affiliates hold shares of our common stock and Conversion Common Stock constituting less than 10% of the total number of outstanding shares of our common stock (the “Cambridge Director Cessation Date”), Cambridge Holdings has the right to nominate one individual as a director nominee of our board of directors and the Company and our board of directors will take all necessary action to support the election and appointment of such director nominee as a director of the board of directors. Until the Cambridge Director Cessation Date, the Company and the board of directors will act to ensure that the number of Cambridge Investor Directors serving on each committee of the board of directors is, to the extent possible proportional to the number of Cambridge Investor Directors serving on the board of directors and that at least one Cambridge Investor Director serves on each of the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee of the board of directors at all times, provided that such Cambridge Investor Directors meet the requirements to serve on such committee under the rules and regulations of NASDAQ, the Securities Act and the Exchange Act.
Until the Cambridge Director Cessation Date, at each annual or special meeting of our stockholders at which any person is subject to election or re-election as a member of the board of directors, Cambridge Holdings has agreed to cause to be present for quorum purposes all shares of our common stock held by Cambridge Holdings and its Permitted Affiliates have the right to vote as of the record date for such meeting of our stockholders, and vote or cause to be voted all such shares of our common stock held by Cambridge Holdings in favor of the election of all of the director nominees recommended for election by the board of directors, and against the removal of any such director (unless proposed by the Company).
Authorized but Unissued Capital Stock
The DGCL does not require stockholder approval for any issuance of authorized shares. Additional shares of our common stock or preferred stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Anti-Takeover Effects of Provisions of the Delaware General Corporate Law and Certain Provisions of Our Restated Certificate of Incorporation and Amended and Restated By-laws
Section 203 of the General Corporation Law of the State of Delaware. We are a Delaware corporation subject to Section 203 of the DGCL. In general, Section 203 provides that, subject to certain exceptions, we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:
• prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
• upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine whether shares held under the plan will be tendered in a tender or exchange offer; or
• at or subsequent to that time, the business combination is approved by our board of directors at an annual or special meeting of stockholders and not by written consent, and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or is an affiliate or associate of us and within the previous three years did own, 15% or more of our outstanding voting stock.
Section 203 generally makes it more difficult for a person who is or would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in our and their best interests.
Classified Board of Directors. Our restated certificate of incorporation provides that our board of directors be divided into three classes of directors, as nearly equal in size as is practicable, serving staggered three-year terms.

Calling of Special Meeting of Stockholders. Our restated certificate of incorporation and amended and restated by-laws, as amended, provide that special meetings of our stockholders may be called only by (1) our board of directors or chief executive officer for any purpose or (2) by the secretary if directed by the board of directors. Our restated certificate of incorporation and amended and restated by-laws provide that business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of such special meeting. Accordingly, our stockholders will not be entitled to take action by calling special meetings.
Adjournment of Stockholder Meetings. Our amended and restated bylaws, as amended, provide that only the Chairman of the Board of Directors or other person presiding over any stockholder meeting may adjourn the meeting whether or not a quorum is present at the meeting.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated by-laws, as amended, provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered or mailed and received at our principal executive offices not less than 90 nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days, or delayed by more than seventy days, from such anniversary date, notice by the stockholder to be timely must be so delivered (a) not more than the one hundred twentieth day prior to such annual meeting and (b) not less than (i) the close of business on the later of the ninetieth day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by us. Our amended and restated by-laws will also specify requirements as to the form and content of a stockholder’s notice. Stockholder nominations for the election of directors at a special meeting must be received by our corporate secretary by the later of ten days following the day on which public announcement is first made of the date of the special meeting or 90 days prior to the date that meeting is proposed to be held. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual or special meeting of stockholders.
Amendment or Alteration of Bylaws. Stockholders may amend, alter, change or repeal provisions of our amended and restated bylaws, as amended, only by the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote at an election of directors. This may make it more difficult for stockholders to alter our amended and restated by-laws.
No Cumulative Voting. Holders of our common stock do not have cumulative voting rights in the election of directors. Accordingly, holders of more than 50% of the shares of our common stock can, if they choose to do so, elect all of our directors to be elected by our common stockholders. In such event, holders of the remaining shares of our common stock will not be able to elect any directors.
Removal of Directors. Stockholders may only remove a director from our board of directors for cause, and then only by the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote at an election of directors.
Amendment or Alteration of Restated Certificate of Incorporation. Stockholders may amend, alter, change or repeal certain provisions of our restated certificate of incorporation by the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote at an election of directors. This may make it more difficult for stockholders to alter those provisions of our restated certificate of incorporation.
No Stockholder Action by Written Consent. Our restated certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing.

Limitation on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except for liability:
• for breach of duty of loyalty;
• for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;
• under Section 174 of the DGCL (relating to unlawful dividends or stock repurchases or redemption); or
• for transactions from which the director derived improper personal benefit.
Our restated certificate of incorporation and amended and restated by-laws, as amended, provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We will also be expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, Inc.
Listing
Our common stock is listed on The NASDAQ Global Market under the symbol “TAST.”